UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2007, FreightCar America, Inc. (the “Company”) entered into a Retention Agreement with Kenneth D. Bridges, the Company’s Senior Vice President of Operations. The Company entered into the Retention Agreement in order to ensure the continued service of Mr. Bridges during the Company’s transition to a new President and Chief Executive Officer. Pursuant to the Retention Agreement, the Company will award Mr. Bridges a “retention bonus” of $200,000 in cash, payable on April 30, 2008, provided that he remains employed by the Company on that date.

If the Company terminates Mr. Bridges’ employment without cause prior to April 30, 2008 or if he resigns his employment with good reason (as defined in the Retention Agreement) prior to April 30, 2008, the Company will pay him the full retention bonus. The retention bonus will not be accelerated upon a change in control of the Company. If Mr. Bridges receives the retention bonus and terminates employment with the Company for any reason before December 31, 2008, his 2008 RONA bonus payment (an annual cash incentive payment based on the Company’s return on net assets), if any, or the annual bonus payable under any successor annual bonus plan will be pro-rated for 2008.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1    Agreement dated March 8, 2007 by and between FreightCar America, Inc. and Kenneth D. Bridges

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: March 12, 2007	By:	/s/ Kevin P. Bagby

	Name:	Kevin P. Bagby
	Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Agreement dated March 8, 2007 by and between FreightCar America, Inc. and Kenneth D. Bridges